Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports First Quarter 2012 Results

PHILADELPHIA — June 6, 2012 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, today announced results for the thirteen weeks (first quarter) ended April 28, 2012.

Sales

Sales for the thirteen weeks ended April 28, 2012 increased by $11.1 million, or 2.2%, to $524.6 million from $513.5 million for the thirteen weeks ended April 30, 2011. Comparable sales decreased 2.8%, consisting of a 1.2% comparable service revenue decrease and a 3.2% comparable merchandise sales decrease. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue (labor plus installed merchandise and tires) decreased 0.7%, while comparable retail sales (DIY and Commercial) decreased 4.6%.

Earnings

Net earnings for the first quarter of fiscal 2012 decreased to $1.1 million ($0.02 per share) from $12.4 million ($0.23 per share) recorded in the same period last year. The 2012 quarter included, on a pre-tax basis, $1.6 million in merger related costs.

Commentary

President & CEO Mike Odell said, “It has been a challenging start to the year, due to the mild winter weather, restrained customer spending and not clicking on all cylinders in our performance. But we have made the necessary changes and expect to return to year-over-year profit growth in the third and fourth quarters, as we had done for 11 consecutive quarters through the third quarter of 2011.”

Mike continued, “We currently intend to use our approximately $100 million of cash on hand together with settlement proceeds and cash flow from operations, to pay down our debt, settle our interest rate swap and retire our frozen defined benefit pension plan this year. Our debt covenants currently prevent us from buying back shares. Pep Boys is in its best financial position in over a decade, allowing us to continue our store growth, with approximately 40 new stores this year.”

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With approximately 7,200 service bays in more than 735 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting http://www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the first quarter will be broadcast live on Thursday, June 7 at 8:30 a.m. ET over the Internet at the Vcall website, located at http://www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of June 7 on Pep Boys’ website at http://www.pepboys.com.

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Investor Contact:	Media Contact:
Mike Melia	Regina M. Tracy
(215) 430-9459	(215) 430-9081
Email: investorrelations@pepboys.com	Email: mediarelations@pepboys.com

Pep Boys Financial Highlights

Thirteen weeks ended	April 28, 2012	April 30, 2011

Total revenues	$524,604,000	$513,540,000

Net earnings	$1,062,000	$12,368,000

Basic earnings per share:
Average shares	53,071,000	52,881,000

Basic earnings per share:	$0.02	$0.23

Diluted earnings per share:
Average shares	53,949,000	53,566,000

Diluted earnings per share:	$0.02	$0.23